Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.

3 University Plaza, suite 405

Hackensack, NJ 07601

CONTACT:	Investor Relations:

Barry Smith

Investor Relations Manager

(973) 428-2004

Thursday, February 14, 2013

EMERSON RADIO CORP. REPORTS FISCAL 2013 THIRD QUARTER RESULTS

HACKENSACK, N.J. – February 14, 2013 – Emerson Radio Corp. (NYSE MKT: MSN) today reported financial results for its third quarter and nine month period ended December 31, 2012.

Net revenues for the third quarter of fiscal 2013 were $24.7 million, a decrease of $18.8 million, or 43.3%, as compared to the third quarter of fiscal 2012 net revenues of $43.5 million. The decline in year-over-year net revenues was driven by lower year-over-year net product sales due to pricing pressures, intense competitive activity and a challenging retail sales environment.

Net product sales for the third quarter of fiscal 2013 were $22.6 million, as compared to $41.3 million for the third quarter of fiscal 2012, a decrease of $18.7 million, or 45.2%. The lower year-over-year net product sales were driven by a $17.0 million, or 44.2%, decline in net sales of houseware products, which was the result of lower year-over-year sales of all product offerings within the category due to increased pricing pressures, intense competitive activity and the continuing effects of a challenging retail sales environment, and a $1.7 million, or 59.7%, decline in net sales of audio products, due to lower year-over-year sales of all product offerings within the category.

Licensing revenue in the third quarter of fiscal 2013 was $2.0 million, as compared to $2.2 million in the third quarter of fiscal 2012, a decrease of $0.2 million, or 6.0%. The lower year-over-year licensing revenue was the result of lower year-over-year sales of products bearing the Emerson brand name by its active licensees as well as a lower year-over-year number of licensees.

Net revenues for the nine month period of fiscal 2013 were $105.4 million, a decrease of $31.0 million, or 22.7%, as compared to the nine month period of fiscal 2012 net revenues of $136.4 million. The decline in year-over-year net revenues was driven by lower year-over-year net product sales, slightly offset by higher year-over-year licensing revenues.

Net product sales for the nine month period of fiscal 2013 were $99.8 million, as compared to $131.6 million for the nine month period of fiscal 2012, a decrease of $31.8 million, or 24.2%. The lower year-over-year net product sales were driven primarily by a $26.5 million, or 21.5%, decline in net sales of houseware products, which was the result of lower year-over-year sales of all product offerings within the category due to pricing pressures, intense competitive activity and the continuing effects of a challenging retail sales environment, and a $5.4 million, or 63.0%, decline in net sales of audio products, due to lower year-over-year sales of all product offerings within the category.

Licensing revenue in the nine month period of fiscal 2013 was $5.6 million, as compared to $4.8 million in the nine month period of fiscal 2012, an increase of $0.8 million, or 17.5%. The higher year-over-year licensing revenue was the result of approximately $1.3 million of higher year-over-year licensing revenue earned from the Company’s largest licensee Funai Corporation (“Funai”), on higher year-over-year sales by Funai of products bearing the Emerson brand name, partially offset by lower aggregate year-over-year licensing revenues earned by the Company due to a lower year-over-year number of licensees as well as lower year-over-year sales of products bearing the Emerson brand name by its active licensees other than by Funai.

Operating income for the third quarter of fiscal year 2013 was $2.0 million, a decrease of $2.5 million, or 55.4%, from operating income of $4.5 million for the third quarter of fiscal year 2012, due primarily to the substantial declines in net product sales, higher year-over-year landed product cost as a percent of selling price and the slight decrease in year-over-year licensing revenue, partly offset by lower SG&A expenses.

Operating income for the nine month period of fiscal year 2013 was $8.6 million, a decrease of $1.4 million, or 14.3%, from operating income of $10.0 million for the nine month period of fiscal year 2012, due to the substantial declines in net product sales and the impairment write-down in September 2012 of a non-strategic trademark, offset in part by lower year-over-year landed product cost as a percent of selling price, the higher year-over-year licensing revenue and lower year-over-year SG&A expenses, primarily due to decreased compensation and consulting costs.

Net income for the third quarter of fiscal 2013 was $1.7 million, as compared to $3.2 million for the third quarter of fiscal 2012, a decrease of $1.5 million, or 46.6%, due primarily to the year-over-year decrease in operating income. Net income for the nine month period of fiscal 2013 was $7.5 million, as compared to $8.3 million for the nine month period of fiscal 2012, a decrease of $0.8 million, or 9.6%, due primarily to the year-over-year decrease in operating income, the realized gain on sale of marketable security earned in the prior period and the gain on the sale of a building in the prior period. Diluted earnings per share for the third quarter of fiscal year 2013 were $0.06, as compared to $0.12 for the third quarter of fiscal year 2012, a decrease of $0.06 per diluted share, or 50.0%. Diluted earnings per share for the nine month period of fiscal year 2013 were $0.28, as compared to $0.30 for the nine month period of fiscal year 2012, a decrease of $0.02 per diluted share, or 6.7%.

Duncan Hon, Chief Executive Officer of Emerson Radio, commented “As expected, our third quarter and nine month fiscal 2013 revenues declined significantly as compared to the prior year due to intense competition, including downward pricing pressure, within all of our product categories, as well as the continuing effects of a challenging retail sales environment. We expect such market conditions to persist for the foreseeable future and, as we previously disclosed, anticipate a further reduction in revenues due to the decision by Wal-Mart to discontinue purchasing from the Company two microwave oven products currently sold by the Company to Wal-Mart. Although higher margins for our nine month period helped to slightly mitigate the negative impact to our bottom line profitability on a year-over-year basis, we don’t anticipate that this favorable outcome will continue or be indicative of a trend for the full fiscal year. The Company seeks to implement pricing and product strategy initiatives to improve the Company’s results of operations, although there can be no assurance that such initiatives will be successfully implemented or have the desired effects on the Company’s results of operations and financial condition.”

About Emerson Radio Corp.

Emerson Radio Corp. (NYSE MKT: MSN), incorporated in 1994, is headquartered in Hackensack, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s web site at www.emersonradio.com.

Forward Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except earnings per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net revenues:
Net product sales	$22,608	$41,274	$99,783	$131,590
Licensing revenue	2,046	2,177	5,597	4,765

Net revenues	24,654	43,451	105,380	136,355
Costs and expenses:
Cost of sales	20,484	36,657	88,759	119,257
Other operating costs and expenses	253	306	1,046	995
Selling, general and administrative expenses	1,926	2,025	5,671	6,094
Impairment of Trademark	—	—	1,326	—

	22,663	38,988	96,802	126,346

Operating income	1,991	4,463	8,578	10,009
Other income:
Interest income, net	132	10	230	40
Gain on sale of building	—	347	—	347
Realized gain on sale of marketable security	—	—	—	828

Income before income taxes	2,123	4,820	8,808	11,224
Provision for income taxes	430	1,649	1,328	2,953

Net income	$1,693	$3,171	$7,480	$8,271

Net income per share:
Basic	0.06	0.12	0.28	0.30
Diluted	0.06	0.12	0.28	0.30
Weighted average shares outstanding:
Basic	27,130	27,130	27,130	27,130
Diluted	27,130	27,130	27,130	27,130

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

	12/31/12	3/31/12 (A)
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$23,288	$44,960
Restricted cash	102	215
Short term investments	35,040	—
Accounts receivable, net	5,945	12,134
Other receivables	1,820	1,193
Due from affiliates	—	1
Inventory, net	12,928	11,269
Prepaid expenses and other current assets	5,420	2,873
Deferred tax assets	2,343	2,304

Total Current Assets	86,886	74,949
Property, plant, and equipment, net	288	260
Trademarks, net	219	1,545
Deferred tax assets	1,453	1,668
Other assets	34	262

Total Assets	$88,880	$78,684

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term borrowings	42	64
Accounts payable and other current liabilities	11,627	9,152
Due to affiliates	—	11
Accrued sales returns	1,105	1,201
Income taxes payable	494	107

Total Current Liabilities	13,268	10,535
Long-term borrowings	41	72
Deferred tax liabilities	189	177

Total Liabilities	13,498	10,784
Shareholders’ Equity:
Preferred shares -$.01 par value, 10,000,000 shares authorized at December 31, 2012 and March 31, 2012, respectively; 3,677 shares issued and outstanding at December 31, 2012 and March 31, 2012, respectively; liquidation preference of $3,677,000 at December 31, 2012 and March 31, 2012, respectively	3,310	3,310
Common shares — $.01 par value, 75,000,000 shares authorized, 52,965,797 shares issued at December 31, 2012 and March 31, 2012, respectively; 27,129,832 shares outstanding at December 31, 2012 and March 31, 2012, respectively	529	529
Capital in excess of par value	98,785	98,785
Accumulated other comprehensive income (losses)	345	(82)
Accumulated deficit	(3,363)	(10,418)
Treasury stock, at cost, 25,835,965 shares	(24,224)	(24,224)

Total Shareholders’ Equity	75,382	67,900

Total Liabilities and Shareholders’ Equity	$88,880	$78,684

(A)	Reference is made to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 filed with the Securities and Exchange Commission on July 13, 2012